                                                                    Exhibit 99.1

NEWS RELEASE                               Contact:     Alicia Bremer/Bob Freeze
For Immediate Release                                   Bremer Public Relations
                                                        (801) 364-2030
                                                        abremer@bremerpr.com
                                                        bobfreeze@bremerpr.com

                 ATLAS MANAGEMENT PARTNERS APPOINTED ADVISOR TO
                           MACC PRIVATE EQUITIES INC.

  Utah's Fund of Funds Attracts MACC in Relocation from Cedar Rapids, IA to SLC

     SALT LAKE CITY, UT -- (February 25, 2004) --Shareholders of MACC Private
Equities Inc. (NASDAQ SmallCap Market: MACC) today approved an investment advisory agreement with Atlas Management Partners, an affiliate of Wasatch
Venture Fund headquartered in Salt Lake City. The corporation's headquarters will be relocated from Cedar Rapids, Iowa to Salt Lake City.
     MACC's wholly owned subsidiary, MorAmerica Capital Corporation, is the country's third oldest SBIC, licensed in 1959. The investment advisory agreement becomes effective March 1, 2004.
     Kent Madsen, a managing director of Wasatch Venture Fund, will take over as president of MACC Private Equities, which invests in late-stage companies in the manufacturing, services, technology and communications industries. The company has $41.2 million in assets and a portfolio of 44 companies throughout the U.S., including Utah-based Phonex. Madsen will continue to work with existing management and bring on additional staff to support the new Utah-based MACC office.
     According to Madsen, the Utah relocation of MACC Private Equities is due, in part, to the Fund of Funds program approved by the Utah State Legislature during last year's session.
     "We envision this move as a win-win for MACC investors and the State of
Utah," said Madsen. "One of our goals for MACC is to take advantage of the pro-investment policies set forth by the state - including the Fund of Funds -
in our effort to help establish and expand private, later stage Utah companies that have strong growth potential."

                                    --more--

Atlas Management                                                     Page 2 of 2

     Gov. Olene Walker said of the announcement, "We are thrilled to have MACC
Private Equities move its headquarters in Utah to take advantage of government incentives. The state will continue in its efforts to attract more venture capital companies."
     Tim Bridgewater, a managing director of Atlas Management Partners, observed, "Currently, there are few sources of later stage venture capital in
Utah. MACC's relocation here will provide much-needed capital to assist companies seeking to expand their operations which will ultimately result in the creation of more jobs for Utah's economy."
     MACC Chairman of the Board Paul Bass notes that, "MACC is an old-line investment fund that fills an under-served niche of $2- $5 million subordinated debt venture capital investments. While we will continue to invest nationally, we believe that there are a number of Utah companies seeking this type of financial instrument to support their growth and development."
     In addition to actions discussed above, MACC shareholders approved an investment advisory agreement with Atlas for MorAmerica Capital, a subadvisory agreement with InvestAmerica Investment Advisors, Inc., three proposals recommended by the board to authorize certain capital transactions, and the newly nominated board of directors. The shareholders also ratified the appointment of KPMG LLP as independent auditors for MACC for the fiscal year ending September 30, 2004.
     MACC Private Equities will be headquartered in Salt Lake City, UT at 15 W.
South Temple, Suite 520. 801-524-8979. It will maintain a presence in Cedar
Rapids and also has offices in Portland, Oregon and Kansas City, Missouri.

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